Exhibit 99(14)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Financial Highlights" in the Proxy Statement/Prospectus included in this Registration Statement (Form N-14) of First American Funds Trust.

We also consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and Independent Registered Public Accounting Firm in the Statement of Additional Information, each dated November 15, 2022, each included in Post-Effective Amendment No. 109 to the Registration Statement (Form N-1A, File No. 002-74747) of First American Funds, Inc., filed with the Securities and Exchange Commission, and each incorporated by reference into the Proxy Statement/Prospectus.

We also consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and Independent Registered Public Accounting Firm in the Statement of Additional Information, each dated June 15, 2023, each included in Pre-Effective Amendment No. 3 to the Registration Statement (Form N-1A, File No. 333-260527) of First American Funds Trust, filed with the Securities and Exchange Commission, and each incorporated by reference into the Proxy Statement/Prospectus.

We also consent to the incorporation by reference of our report dated November 7, 2022, except as to note 9 which is as of May 3, 2023, with respect to the financial statements and financial highlights of First American Funds, Inc. (comprising Government Obligations Fund (as restated), Institutional Prime Obligations Fund, Retail Prime Obligations Fund, Retail Tax Free Obligations Fund, Treasury Obligations Fund and U.S. Treasury Money Market Fund) included in the Annual Report to Shareholders (Form N-CSR/A) for the year ended August 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, MN

June 20, 2023